Exhibit 5

JOINDER TO REGISTRATION RIGHTS AGREEMENT

The undersigned is executing and delivering this Joinder (this “Joinder”) pursuant to the Registration Rights Agreement, dated as of April 20, 2020 (the “Registration Rights Agreement”), by and among OUTFRONT Media Inc. (the “Company”) and the purchasers named therein (each, a “Purchaser” and collectively, the “Purchasers”). Capitalized terms used and not defined herein shall have the meanings set forth in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Registration Rights Agreement as a Holder and a Purchaser as of the date hereof in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement.

Accordingly, the undersigned has executed and delivered this Joinder as of April 20, 2020.

[Signature Page to Follow]

PEP VIII Advertising Co-Investment L.P.

By: Providence Equity GP VIII L.P., its general partner

By: PEP VIII International Ltd., its general partner

By:	/s/ Sarah N. Conde
Name: Sarah N. Conde
Title: Authorized Signatory

[Signature Page to Joinder to Registration Rights Agreement]